UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

SOLAR WIND ENERGY TOWER INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1997 Annapolis Exchange Pkwy., Suite 300

Annapolis, Maryland 21401

(Address of principal executive offices) (zip code)

(410) 972-4713

(Registrant's telephone number, including area code)

_________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 11, 2014, Solar Wind Power Energy Inc. (the “Company”) executed an option agreement (the “Option Agreement’) to purchase a site consisting of approximately 640 acres of land within the City of San Luis, Arizona, which was recorded in Yuma County, Arizona (the “Property”), for the development of an alternate energy project. Pursuant to the terms of the Option Agreements, the Company shall have exclusive and irrevocable option to acquire the Property through December 14, 2014 for the purchase price of $46,500 per acre, which may be extended for periods of 6 months, but no later than June 30, 2017. The extension fee shall be $250,000 for each 6 month extension and shall be non-refundable and shall not be credited towards the purchase price for the Property. The closing of the transaction is subject to satisfaction of due diligence by the Company, as well as obtaining certain permits from the government, including Heavy Industrial Zoning of Property from the City of San Luis, Arizona, a Development Agreement with the City of San Luis, Arizona to obtain development rights, municipal services and other necessary entitlements for the project.

On April 23, 2014, the City Council of San Luis, Arizona, approved the Development and Protected Development Rights Agreement (the “Development Agreement”) for the development of a solar wind energy tower to generate electricity in the City of San Luis, AZ. on the site under the Option Agreement.

Item 8.01   Other Events.

On April 28, 2014, the Company issued a press release disclosing that it entered into the above agreements.

Item 9.01   Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 28, 2014

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR WIND ENERGY TOWER INC.

Date: May 1, 2014	By: /s/Ronald W. Pickett
Name: Ronald W. Pickett
Title: CEO, President and Chairman

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